Exhibit 10.50.2

March 31, 2005

Artemis International Solutions Corporation
Artemis International Solutions Ltd.

4041 MacArthur Boulevard, Suite 260

Newport Beach, CA 92660

Attention: Patrick Ternier, CEO

Re:          Waiver Letter and Amendment

Dear Mr. Ternier:

                Reference is hereby made to (i) that certain Security Agreement dated August 14, 2003, by and between Laurus Master Fund, Ltd. (“Laurus”) and Artemis International Solutions Corporation, a Delaware corporation (the “Company”) and Artemis International Solutions Ltd., a United Kingdom corporation and wholly owned subsidiary of the Company (as amended, modified and/or supplemented from time to time, the “Security Agreement”) and (ii) the secured convertible minimum borrowing note, dated as of August 14, 2003 and issued by the Company to Laurus pursuant to the terms of the Security Agreement (as amended, modified and/or supplemented from time to time, the “Minimum Borrowing Note”).  Capitalized terms used but not defined herein shall have the meanings ascribed them in the Security Agreement.  Laurus is hereby notifying you of its decision to exercise the discretion granted to it pursuant to Section 2(ii) of the Security Agreement to make a Revolving Credit Advance to the Company in the amount of $3,000,000 on the date hereof (the “Advance”), which such amount would otherwise exceed the Formula Amount on the date hereof.

In connection with making the Advance, during the period commencing on the date hereof and continuing through and including January 1, 2006 (the “Period”), Laurus hereby waives compliance with Sections 3 and 5(b)(iv) of the Security Agreement but solely as to the immediate repayment requirement of Overadvances.  The Overadvance fee with respect to the Advance during the Period shall be one percent (1.00%) per month of the Advance and shall be payable monthly on the first business day of each month during the Period and on the last day of the Period (the “Overadvance Fee”).  The Overadvance Fee is deemed fully earned on the date hereof and not subject to rebate or proration for any reason; provided, however, to the extent that any portion of the Advance is transferred (the “Transferred Amount”) to, and evidenced by, a new and additional (serialized) Minimum Borrowing Note, an Overadvance Fee shall be no longer be required from and after the transfer of the Transferred Amount in respect of the Transferred Amount only and the Advance shall be reduced dollar for dollar by the Transferred Amount.  Furthermore, to the extent that Overadvances during the Period shall exceed the Advance (as same may be adjusted in the manner set forth in the proviso above), such excess amounts shall also be subject to an Overadvance Fee as set forth in the preceding sentence.  An additional fee in the amount of $150,000 (the “Additional Overadvance Fee”) shall be paid to Laurus in cash on the date hereof and is also deemed fully earned on the date hereof and not subject to rebate or proration.   Laurus further agrees that solely during the Period, the Advance shall not be deemed an Overadvance and shall not trigger an Event of Default under Section 19(a) of the Security Agreement.

It is further agreed and understood by the parties hereto that notwithstanding anything to the contrary set forth in the last sentence of Section 2.2 of the Minimum Borrowing Note in effect on the date hereof (the “Existing Minimum Borrowing Note”), the Fixed Conversion Price in respect of the next (serialized) Minimum Borrowing Note issued after the date hereof shall be equal to the lesser of (i) $2.92 [105% of the volume weighted average closing price for the Common Stock on the Principal Market for the five (5) trading days immediately prior to the date hereof] and (ii) 105% of the volume weighted average closing price for the Common Stock on the Principal Market, or on any securities exchange or other securities market on which the Common Stock is then being listed or traded, for the five (5) trading days immediately prior to the $1,500,000 aggregation of such new (serialized) Minimum Borrowing Note.

All other terms and provisions of the Security Agreement and the Ancillary Agreements remain in full force and effect.   This letter may not be amended or waived except by an instrument in writing signed by the Company and Laurus.  This letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement.  Delivery of an executed signature page of this letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof or thereof, as the case may be.  THIS LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.  This letter sets forth the entire agreement between the parties hereto as to the matters set forth herein and supersede all prior communications, written or oral, with respect to the matters herein.  This agreement shall be deemed to be an Ancillary Agreement.

If the foregoing meets with your approval please signify your acceptance of the terms hereof by signing below.

LAURUS MASTER FUND, LTD.

By:	/s/	Eugene Grin
Eugene Grin
Director

AGREED AND ACCEPTED ON THE DATE HEREOF:

Each party below affirms that as of the date hereof, (i) no Event of Default has occurred or is continuing under the Security Agreement and the Ancillary Agreements and (ii) all representations, warranties and covenants made by the Company and, to the extent applicable, its Subsidiaries in connection with the Security Agreement and the Ancillary Agreements are true, correct and complete.

ARTEMIS INTERNATIONAL SOLUTIONS CORPORATION

By:	/s/Robert Stefanovich
Name: Robert Stefanovich
Title: Chief Financial Officer

ARTEMIS INTERNATIONAL SOLUTIONS LTD.

By:	/s/Robert Stefanovich
Name: Robert Stefanovich
Title: Director